Contact:                                                                                                                                                                                                                                                                              April 27, 2005
Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168

AFOP REPORTS 1st QUARTER 2005 RESULTS

Revenues up 68% year-over-year

Sunnyvale, CA – April 27, 2005 — Alliance Fiber Optic Products, Inc. (Nasdaq SmallCap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2005. Revenues for the first quarter of 2005 totaled $5,006,000, which represents an 8% increase over revenues of $4,653,000 reported in the previous quarter, and an increase of 68% over revenues of $2,989,000 reported in the first quarter of 2004. The Company recorded a net loss for the first quarter of 2005 of $812,000, or $0.02 per share based on 39.0 million shares outstanding. This compares to a net loss for the fourth quarter of 2004 of $1,587,000, or $0.04 per share based on 38.9 million shares outstanding, and a net loss for the first quarter of 2004 of $2,806,000, or $0.07 per share based on 37.8 million shares outstanding. There were no deferred stock compensation charges for the quarter ended March 31, 2005. Included in the net loss for the quarter ended December 31, 2004 are deferred stock compensation charges of $1,000 and an asset impairment charge of $331,000. Included in the net loss for the quarter ended March 31, 2004 are deferred stock compensation charges of $129,000.

Peter Chang, President and Chief Executive Officer, commented, “We are pleased with our results for the first quarter of 2005. Revenues grew by 68% from prior year first quarter as we continued to grow our customer base and make further progress in product development and manufacturing technologies. We also continued our prudent financial control, especially with the reduction of operating expenses. This expense reduction contributed to another quarter of improved bottom line performance with a net loss 49% lower than the previous quarter. We ended the quarter with a solid balance sheet including cash and equivalents of $30.1 million.”

“We are encouraged by our performance this quarter, and by the overall strengthening of the fiber optics market. Based upon currently available data, we believe that the year is off to a good start, and we expect modest revenue growth going forward.” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on April 27, 2005 to discuss AFOP’s first quarter 2005 financial results. To participate in AFOP’s conference call, please call (800) 374-0514 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 5360434. AFOP will also provide a live webcast of its first quarter 2005 conference call at AFOP’s website www.afop.com. The dial in for the instant replay is (800) 642-1687; confirmation number 5360434.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects, future financial results, including as to revenues and net loss, and market trends, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to our ability to integrate the assets that we acquired from Ritek and to achieve the anticipated benefits, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-KSB for the year ended December 31, 2004. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,
	2005	2004

ASSETS
Current assets:
Cash and short-term investments	$30,129	$31,456
Accounts receivable, net	2,550	2,322
Inventories	3,644	3,998
Other current assets	708	653

Total current assets	37,031	38,429

Property and equipment, net	5,508	5,603

Other assets	124	121

Total assets	$42,663	$44,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 2,170	$ 2,205
Accrued expenses and other liabilities	2,001	2,480

Total current liabilities	4,171	4,685

Long-term liabilities	817	826

Total liabilities	4,988	5,511

Stockholders' equity	37,675	38,642

Total liabilities and stockholders' equity	$42,663	$44,153

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2005	2004	2004
Revenues	$5,006	$4,653	$2,989
Cost of revenues	4,075	3,715	3,114

Gross profit/(loss)	931	938	(125)

Operating expenses:
Research and development	952	1,078	1,531
Sales and marketing	574	564	490
General and administrative	750	823	901
Asset impairment charge	--	331	--

Total operating expenses	2,276	2,796	2,922

Loss from operations	(1,345)	(1,858)	(3,047)
Interest and other income, net	533	271	241

Loss before income taxes	(812)	(1,587)	(2,806)
Income tax provision	--	--	--

Net loss	$(812)	$(1,587)	$(2,806)

Net loss per share - basic and diluted	$(0.02)	$(0.04)	$(0.07)

Weighted average shares outstanding	39,017	38,882	37,801